Exhibit 99.1

NEWS RELEASE
Sylvamo Releases First-Quarter 2022 Results

MEMPHIS, Tenn. – May 11, 2022 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing first-quarter 2022 earnings.

Message from the Chairman and Chief Executive Officer

•“We generated strong earnings and free cash flow,” said Jean-Michel Ribiéras. “We expect we will continue that trend and achieve pre-pandemic earnings levels, even excluding our Russian business. We have the right team to continue to service our customers and navigate input cost inflation and supply chain hurdles.”

First-Quarter Highlights

•Net income of $26 million ($0.59 per diluted share) compared with $62 million ($1.41 per diluted share) in the fourth quarter of 2021; first quarter 2022 net income includes the impact of a $68 million ($57 million, net of tax) impairment charge for our Russian operations as we evaluate options to exit the business

•Adjusted operating earnings1 (non-GAAP) of $87 million ($1.97 per diluted share) compared with $75 million ($1.71 per diluted share) in the fourth quarter of 2021

•Adjusted EBITDA2 (non-GAAP) of $187 million (19.1% margin) compared with $170 million (17.5% margin) in the fourth quarter of 2021

•Free cash flow3 (non-GAAP) of $73 million compared with $162 million in the fourth quarter of 2021

•All reported results for the first quarter of 2022 include our Russia operations

First-Quarter Commercial and Operational Highlights

•Price and mix improved by $53 million versus the prior quarter and volume decreased by $17 million due to slower seasonal demand in Eastern Europe and Latin America, while order backlogs remain strong

•Operations and costs increased by $22 million and total maintenance outage expenses decreased by $26 million versus the prior quarter, reflecting fewer planned maintenance outages

•Input and transportation costs increased by $24 million versus the prior quarter, reflecting higher costs for wood, energy, chemicals and distribution

•Adjusted EBITDA margins for Europe, Latin America and North America were 16%, 27% and 17%, respectively

•Repaid $33 million of debt, achieving a gross debt-to-adjusted EBITDA ratio of 2.1x

Second-Quarter Outlook

•Price and mix are expected to improve by $60 million to $65 million ($50 million to $55 million, excluding Russia), compared to the first quarter, reflecting continued realization of prior price increases in all regions

•Volume is expected to decrease $10 million to $15 million (remain stable, excluding Russia), with seasonally stronger Latin American volume offsetting more maintenance outages in North America

•Operations and costs are expected to increase by $10 million to $15 million ($5 million to $10 million, excluding Russia), due to other costs

•Input and transportation costs are projected to increase by $15 million to $20 million ($10 million to $15 million, excluding Russia), mainly due to higher prices of natural gas in North America and rising diesel costs affecting fiber delivery in Latin America

•Total maintenance outage expenses are projected to increase by $25 million ($15 million, excluding Russia), as we conduct more planned maintenance outages

•We also project $8 million in costs related to transition service agreements in the quarter and $15 million of one-time costs (transition service agreements costs are not included in adjusted EBITDA, and one-time costs are not included in adjusted EBITDA and adjusted operating earnings)

Management Summary

We continue to execute our three-prong strategy of commercial excellence, operational excellence and financial discipline. This approach generated a 19.1% adjusted EBITDA margin in the first quarter of 2022.

Global demand continues to strengthen in most regions as schools and offices reopen. As a result, our volumes remain strong, running at full capacity in all three regions. We also continue to realize the benefit of prior price increases, which allowed price and mix to outpace input cost increases.

Our facilities operated well in a challenging supply chain environment, navigating input cost inflation and supply chain hurdles. Most importantly, we continue taking care of each other and our customers.

This strategy generated $73 million in free cash flow, enabling us to pay down $33 million in debt and increase our cash position by $49 million.

We believe Sylvamo will continue creating value as we work to achieve our vision of being the employer, supplier and investment of choice. We are currently on a path to generate between $725 million and $775 million in adjusted EBITDA and $160 million and $180 million in free cash flow this year, excluding Russia for the full year.

Our path forward in Russia is driven by our primary value to always do the right things in the right ways for the right reasons. We have made the decision to exit Russia. We will do so in an orderly manner and are conducting a process to sell our Russian business. We are working to reach an agreement and plan to complete this process promptly, including obtaining approval from our board, as well as the required government approvals to execute a transaction.

We would not be in this position without our team members who continue overcoming challenges while remaining focused on serving customers and taking care of themselves and their teammates. We appreciate them for everything they do each day.
1 Adjusted Operating Earnings (non-GAAP) are net earnings (GAAP) excluding net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of operations by quarter. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated and Combined Statement of Operations and related notes included later in this release.
2 Adjusted EBITDA (non-GAAP) is net income (GAAP) plus the sum of income taxes, net interest (income) expense, depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of its operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated and Combined Statement of Operations and related notes included later in this release.
3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners in the future. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Net Sales	$977	$972	$778
Net Income	26	62	62
Business Segment Operating Profit	141	123	84
Adjusted Operating Earnings	87	75	62
Adjusted EBITDA	187	170	123
Cash Provided By Operating Activities	92	184	82
Free Cash Flow	73	162	65

Segment Information
Sylvamo uses business segment operating profits to measure the earnings performance of its businesses and is calculated as set forth in footnote (c) under the "Sales and Earnings by Business Segment" table (page 8). First-quarter 2022 net sales by business segment and operating profit by business segment compared with the fourth quarter of 2021 and the first quarter of 2021 are as follows:

Business Segment Results

(In millions)	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Net Sales by Business Segment
Europe	$279	$297	$238
Latin America	215	229	168
North America	508	463	382
Inter-segment Sales	(25)	(17)	(10)
Net Sales	$977	$972	$778
Operating Profit by Business Segment
Europe	$36	$16	$23
Latin America	40	64	43
North America	65	43	18
Total Business Segment Operating Profit	$141	$123	$84
Operating profits in the first quarter of 2022:
Europe - $36 million compared with $16 million in the fourth quarter of 2021. Earnings were higher as higher average sales prices and lower planned maintenance outages more than offset seasonally weaker demand, higher operating costs and higher input costs.
Latin America - $40 million compared with $64 million in the fourth quarter of 2021. Earnings were lower as higher average sales prices were more than offset by lower seasonal demand, higher input costs and an unfavorable foreign exchange impact.
North America - $65 million compared with $43 million in the fourth quarter of 2021. Earnings were higher as higher average sales prices, higher volumes and lower maintenance outages more than offset higher input costs.

Earnings Webcast
The company will host an audio webcast at 10 a.m. EST / 9 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.

Parties who wish to participate should call +1-855-982-8078 (U.S.) or +1-469-886-1931 (international). The conference ID number is 3782388. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CST.
Replays are available at investors.sylvamo.com for one year and by phone for 90 days, approximately two hours after the call. To listen to the replay by phone, call +1-855-859-2056 and use conference ID number 3782388.
Investor Contact: Hans Bjorkman, 901-419-3525, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-419-4436, adam.ghassemi@sylvamo.com
About Sylvamo
Sylvamo Corporation (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.
Effective Tax Rate
The reported effective tax rate for the first quarter of 2022 was 50%, compared to 38% for the fourth quarter of 2021. The higher rate for the first quarter was due to the mix of earnings in the U.S. and various income tax rates in non-US jurisdictions, the impairment of the Russian assets, and an unfavorable U.S. rule change restricting foreign tax credits in certain jurisdictions.
Excluding net special items, the operational effective tax rate for the first quarter of 2022 was 31%, compared with 29% for the fourth quarter of 2021.
Effects of Net Special Items
Net special items in the first quarter of 2022 amount to a net after-tax charge of $61 million ($1.38 per diluted share) compared with net after-tax charge of $13 million ($0.30 per diluted share) in the fourth quarter of 2021. For more information see the information under the Condensed Consolidated and Combined Statement of Operations and related notes included later in this release.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statement concerting expected earnings levels, the information under the heading “Second-Quarter Outlook” and expectations stated under the heading “Management Summary.” Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Condensed Consolidated and Combined Statement of Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,			Three Months Ended December 31, 2021
	2022		2021
Net Sales	$977		$778	$972
Costs and Expenses
Cost of products sold	649	(a)	525	678	(d)
Selling and administrative expenses	67	(b)	41	67
Depreciation, amortization and cost of timber harvested	34		36	35
Distribution expenses	85		85	70
Taxes other than payroll and income taxes	6		7	5
Impairment of business	68	(c)	—	—
Interest (income) expense, net	16		—	17	(e)
Income Before Income Taxes	52		84	100
Income tax provision	26		22	38
Net Income	$26		$62	$62
Earnings Per Share - Basic	$0.59		$1.41	$1.41
Earnings Per Share - Diluted	$0.59		$1.41	$1.41
Average Shares of Common Stock Outstanding - Diluted	44		44	44
The accompanying notes are an integral part of this condensed consolidated and combined statement of operations.
Three Months Ended March 31, 2022

(a) Includes pre-tax loss of $2 million ($2 million after taxes) for one-time costs associated with the spin-off.

(b) Includes pre-tax loss of $3 million ($2 million after taxes) for one-time costs associated with the spin-off.

(c)    Pre-tax charge of $68 million ($57 million after taxes) related to the impairment of our Russian fixed assets.
Three Months Ended December 31, 2021

(d) Includes pre-tax loss of $6 million ($4 million after taxes) for for one-time costs associated with the spin-off.

(e) Includes $9 million of tax expense related to establishing a valuation allowance on France deferred tax assets.

At the date of distribution of Sylvamo common shares by International Paper to its shareholders on Oct. 1, 2021, Sylvamo had 43,949,277 total common shares outstanding. The calculation of earnings per share utilizes the number of shares of common stock outstanding at the date of distribution as the basis for the calculation of the weighted average number of shares of common stock outstanding for periods presented prior to the spinoff because, at that time, Sylvamo did not operate as a separate, stand-alone entity, and no shares or equity-based awards were outstanding prior to the date of distribution.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31, 2021
	2022	2021
Net Income	$26	$62	$62
Add back: Net special items expense (income)	61	—	13
Adjusted Operating Earnings	$87	$62	$75

	Three Months Ended March 31,		Three Months Ended December 31, 2021
	2022	2021
Diluted Earnings per Common Share as Reported	$0.59	$1.41	$1.41
Add back: Net special items expense (income)	1.38	—	0.30
Adjusted Operating Earnings per Share	$1.97	$1.41	$1.71

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2021
	2022	2021
Net Income	$26	$62	$62
Adjustments:
Income tax provision	26	22	38
Interest (income) expense, net	16	—	17
Depreciation, amortization and cost of timber harvested	34	36	35
Stock-based compensation	4	3	4
Transition service agreement expense	8	—	8
Net special items expense (income)	73	—	6
Adjusted EBITDA	$187	$123	$170
Net Sales	$977	$778	$972
Adjusted EBITDA Margin	19.1%	15.8%	17.5%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2021
	2022	2021
Adjusted EBITDA
Europe	$46	$32	$27
Latin America	57	57	81
North America	84	34	62
Total Business Segment Adjusted EBITDA	$187	$123	$170
Net Sales (excluding Inter-segment Sales)
Europe	$279	$238	$297
Latin America	215	168	229
North America	508	382	463
Total Business Segment Net Sales	$1,002	$788	$989
Adjusted EBITDA Margin
Europe	16%	13%	9%
Latin America	27%	34%	35%
North America	17%	9%	13%

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2021
	2022	2021
Europe	$279	$238	$297
Latin America	215	168	229
North America	508	382	463
Inter-segment Sales	(25)	(10)	(17)
Net Sales	$977	$778	$972

Operating Profit by Business Segment

	Three Months Ended March 31,			Three Months Ended December 31, 2021
	2022		2021
Europe	$36		$23	$16
Latin America	40		43	64
North America	65		18	43
Total Business Segment Operating Profit	$141		$84	$123

Income Before Income Taxes	$52		$84	$100
Interest (income) expense, net	16		—	17
Net special items expense (income)	73	(a)	—	6	(b)
Business Segment Operating Profit (c)	$141		$84	$123
Three Months Ended March 31, 2022

(a) Includes a pre-tax charge $68 million ($57 million after taxes) related to the impairment of our Russian fixed assets and a pre-tax loss of $5 million ($4 million after taxes) for one-time costs associated with the spin-off.
Three Months Ended December 31, 2021
(b) Includes pre-tax loss of $6 million ($4 million after taxes) for for one-time costs associated with the spin-off.
(c) As set forth in the chart above, business segment operating profit is defined as income before income taxes, but excluding net interest (income) expense and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

SYLVAMO CORPORATION
Condensed Consolidated Balance Sheet
(In millions)

	March 31, 2022	December 31, 2021
	(Preliminary and Unaudited)
Assets
Current Assets
Cash and temporary investments	$229	$180
Accounts and notes receivable, net	483	490
Contract assets	29	29
Inventories	376	342
Other current assets	56	67
Total Current Assets	1,173	1,108
Plants, Properties and Equipment, Net	816	885
Forestlands	330	278
Goodwill	151	132
Right of Use Assets	43	41
Deferred Charges and Other Assets	196	153
Total Assets	$2,709	$2,597
Liabilities and Equity
Current Liabilities
Accounts payable	$435	$445
Notes payable and current maturities of long-term debt	25	42
Accrued payroll and benefits	46	51
Other current liabilities	181	220
Total Current Liabilities	687	758
Long-Term Debt	1,341	1,358
Deferred Income Taxes	205	169
Other Liabilities	145	130
Equity
Common stock, $1 par value, 200.0 share authorized, 44.1 shares and 43.9 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	44	44
Paid-In Capital	8	4
Retained Earnings	1,961	1,935
Accumulated Other Comprehensive Loss	(1,680)	(1,801)
	333	182
Less: Common stock held in treasury, at cost, 0.1 shares and 0.0 shares at March 31, 2022 and December 31, 2021, respectively	(2)	—
Total Equity	331	182
Total Liabilities and Equity	$2,709	$2,597

SYLVAMO CORPORATION
Condensed Consolidated and Combined Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net income	$26	$62
Depreciation, amortization and cost of timber harvested	34	36
Deferred income tax provision (benefit), net	(4)	12
Stock-based compensation	4	3
Impairment of business	68	—
Changes in operating assets and liabilities and other
Accounts and notes receivable	30	(16)
Inventories	(31)	2
Accounts payable and accrued liabilities	(56)	10
Other	21	(27)
Cash Provided By Operating Activities	92	82
Investment Activities
Invested in capital projects	(19)	(17)
Cash pool arrangements with Parent	—	(11)
Other	—	5
Cash Used For Investment Activities	(19)	(23)
Financing Activities
Net transfers from Parent	—	79
Reduction of debt	(35)	(3)
Other	(4)	—
Cash Provided By (Used for) Financing Activities	(39)	76
Effect of Exchange Rate Changes on Cash	15	(61)
Change in Cash and Temporary Investments	49	74
Cash and Temporary Investments
Beginning of the period	180	95
End of the period	$229	$169

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2021
	2022	2021
Cash Provided By Operating Activities	$92	$82	$184
Adjustments:
Cash invested in capital projects	(19)	(17)	(22)
Free Cash Flow	$73	$65	$162
Reconciliation of Net Income to Adjusted EBITDA - 2022 Full Year Outlook
Estimates
(In millions)

Twelve Months Ended December 31, 2022

Net Income	$267 - $302
Adjustments:
Income tax provision	120 - 135
Interest (income) expense, net	67
Depreciation, amortization and cost of timber harvested	130
Stock-based compensation	16
Transition service agreement expense	25
Net Special items expense (income)	100
Adjusted EBITDA	$725 - $775

Reconciliation of Cash Provided by Operations to Free Cash Flow - 2022 Full Year Outlook
Estimates
(In millions)

Twelve Months Ended December 31, 2022

Cash Provided By Operating Activities	$335 - $355
Adjustments:
Cash invested in capital projects	(175)
Free Cash Flow	$160 - $180

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.